Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-218676) and S-8 (Nos. 333-227050, 333-212349, 333-212348 and 333-212350) of Fortive Corporation of our report dated April 25, 2019 relating to the financial statements of Advanced Sterilization Products, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ
June 6, 2019